Exhibit 99.1

BRE PROPERTIES REPORTS THIRD QUARTER 2010 RESULTS

Common and Preferred Dividends Declared

November 2, 2010 (San Francisco) – BRE Properties, Inc. (NYSE:BRE) today reported operating results for the quarter ended September 30, 2010. All per share results are reported on a fully diluted basis.

Third Quarter Highlights

•	Funds from operations (FFO) totaled $30.6 million, or $0.47 per share. Per share results include $2.4 million, or $0.04 per share, of acquisition costs.

•

Year-over-year third quarter same-store revenues and net operating income (NOI) declined 0.8% and 1.8%, respectively. Physical occupancy averaged 96.2%; annualized turnover within the same-store portfolio was 67%.

•

Acquired two stabilized operating properties (one in Marina del Rey and one in San Jose) for a total purchase price of $216.3 million and one land parcel that will support the future development of 280 units for $19 million. Completed the dispositions of two communities in the Inland Empire for a combined price of $98.3 million. The dispositions produced gains on sale of $13.2 million. These gains are excluded from funds from operations.

•

Issued $300 million of unsecured senior notes due March 2021 with a coupon of 5.20%. Announced the commencement of a cash tender offer for any and all of the outstanding 4.125% Convertible Senior Notes due 2026. The tender offer expired October 13, 2010; $321.3 million of the $356.3 million outstanding were tendered and retired.

•

Annual same-store guidance adjusted upward with the expectation that 2010 same-store revenues will decline in a range of 1.85% to 2.15% from 2009 levels, and 2010 same-store net operating income will decline in a range of 3.5% to 4.0% from 2009 levels.

•

2010 FFO guidance adjusted to $1.54 to $1.57 per share, reflecting the $23 million, or $0.37 per share, loss on retirement of debt that will be recorded for the annual period. Guidance update implies a fourth quarter FFO per share range of $0.47 to $0.50 excluding the loss on retirement of debt.

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Three-Month Period Ended September 30, 2010

FFO, the generally accepted measure of operating performance for real estate investment trusts, totaled $30.6 million, or $0.47 per share, for the third quarter 2010, compared with $32.5 million, or $0.59 per share, for the third quarter 2009. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.) FFO for the third quarter of 2010 includes acquisition costs totaling $2.4 million, or $0.04 per share. FFO for the third quarter of 2009 included a 382,000, or $0.01 per share, gain on retirement of debt.

Net income to common shareholders for the third quarter 2010 totaled $19.6 million, or $0.30 per share, compared with net income of $16.6 million, or $0.31 per share, for the same period 2009. The third quarter 2010 results include gains on sales of real estate totaling approximately $13.2 million, or $0.19 per share, and acquisition expenses cited above totaling $2.4 million, or $0.04 per share. The third quarter 2009 results included a gain on sale of real estate of approximately $7.3 million, or $0.14 per share, and the gain on retirement of debt cited previously.

Total revenues from continuing operations for the quarter were $88.0 million, compared with $82.7 million for the third quarter of 2009. Adjusted EBITDA for the quarter totaled $57.1 million, compared with $55.7 million in the third quarter 2009. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this release.)

BRE’s year-over-year earnings and FFO results reflect the impact of the following during 2010: (1) declines in same-store property-level operating results from 2009 levels; (2) normalized levels of G&A expense (G&A levels in 2009 were reduced by out-of-the-money stock-based compensation awards); and (3) the impact of acquisition costs from investment transactions. The company also carried a higher level of outstanding shares from equity issued in 2009 and 2010. During the third quarter of 2010, compared with the third quarter of 2009, the company received the benefit of $2.1 million in additional NOI generated by recently developed properties that are not included in the same-store pool, and $2.3 million in NOI from newly acquired communities.

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Nine-Month Period Ended September 30, 2010

For the year-to-date period, FFO totaled $88.9 million, or $1.44 per share, compared with $104.5 million, or $1.95 per share, for the same period in 2009. FFO for the nine-month period in 2010 includes: (1) acquisition-related expenses totaling $3.8 million, or $0.06 per share; (2) one-time compensation costs related to the resignation of the company’s chief operating officer, totaling $1.3 million, or $0.02 per share; and (3) a loss on retirement of debt totaling $558,000, or $0.01 per share. FFO for the nine-month period in 2009 included a $2.3 million, or $0.04 per share, net gain on retirement of debt. Net income available to common shareholders for the nine-month period totaled $41.4 million, or $0.68 per diluted share, compared with $57.8 million, or $1.10 per diluted share, for the same period 2009. Net income totals for both 2009 and 2010 periods include the gains on sales and non-operating income, and expense items cited previously.

For the nine-month period, total revenues from continuing operations were $255.3 million, compared with $247.7 million for the same period in 2009. Adjusted EBITDA for the nine-month period of 2010 totaled $165.7 million, compared with $171.4 million for the same period in 2009.

Same-Store Property Results

BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 21,622 apartment units owned directly by BRE, same-store units totaled 19,218 for the quarter.

On a year-over-year basis, overall same-store revenues and net operating income for the third quarter declined 0.8% and 1.8%, respectively. The GAAP (straight line) impact of rental concessions in the same-store portfolio totaled $1.7 million for the third quarter 2010, compared with $3.3 million for the same period in 2009. New concessions awarded in the same-store portfolio during the third quarter of 2010 totaled approximately $300,000, compared to $4.8 million in the same quarter a year ago. Physical occupancy levels averaged 96.2% during the third quarter 2010, compared with 94.8% for the same period in 2009. Annualized turnover during the third quarter was 67% compared with 71% during the third quarter of 2009; year-to-date annualized turnover is 63%, compared with 67% for the same period in 2009.

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On a sequential basis, overall same-store revenues increased 1.0%, and NOI increased 1.4% from the second quarter of 2010. Physical occupancy levels improved 50 basis points, and effective rents on new leases improved 2.0% from second quarter 2010 levels.

Investment Activity

During the third quarter BRE acquired two stabilized operating properties for a total purchase price of $216.3 million. On August 12, 2010, Fountains at River Oaks, a 226-unit property in San Jose, Calif., was acquired for a total purchase price of approximately $50.3 million. In connection with the acquisition, the company assumed an existing $32.5 million secured mortgage loan, which bears a 5.74% interest rate and matures in 2019. On August 31, 2010, BRE acquired Aqua Marina del Rey, a 500-unit property in Marina del Rey, Calif., for a purchase price of approximately $166 million. Year to date, BRE has acquired four operating communities (two in Southern California and two in the San Francisco Bay area), totaling 1,037 units, with a purchase price of $292 million.

On August 20, 2010, the company acquired 2.4 acres of land in downtown Sunnyvale, Calif. for approximately $19 million. The site will support the future development of 280 units.

During the third quarter 2010, BRE had one development community in lease-up: Villa Granada in Santa Clara, Calif. (270 units). The current physical occupancy at Villa Granada is 67%. Since the community opened, leasing velocity has averaged 34 units per month. Average occupancy for the third quarter was 43%. The final 146 units were completed during the quarter. As of September 30, 2010 there are no projects under construction.

During the third quarter, BRE sold two operating properties in the Inland Empire for total sales proceeds of approximately $97.6 million; resulting in a gain on sale of $13.2 million. Boulder Creek, a 264-unit property was sold on August 31, 2010 for an aggregate sales price of approximately $24.6, resulting in a net gain on sale of approximately $7.5 million. Pinnacle Riverwalk, a 714-unit property was sold on September 30, 2010 for an aggregate sales price of approximately $73.0 million, resulting in a net gain on sale of approximately $5.7 million.

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Capital Markets Activity

On September 22, 2010, BRE issued $300 million of 10.5-year senior unsecured notes, with a coupon of 5.20%. Proceeds derived from the offering were used to fund a tender offer for 4.125% convertible notes (GAAP interest cost on the convertible notes is 6.01%) that was announced concurrently with the note offering. The tender offer expired on October 13, 2010 with $321.3 million in aggregate principal tendered (representing approximately 90.2% of the notes outstanding prior to the tender offer). After giving effect to the purchase of the tendered convertible notes, an aggregate principal amount of $35.0 million remain outstanding. The balance on the company’s credit facility as of the date of this release is approximately $230 million. Through the combination of the unsecured bond offering and convertible tender, the company has significantly enhanced its financial flexibility. Excluding the line of credit renewal in 2012, the company does not have any meaningful debt maturities until 2017.

In connection with the tender, a loss on retirement of debt totaling approximately $23 million, or $0.35 per share for fourth quarter 2010, $0.37 per share for the annual period, will be recorded in the fourth quarter.

During the third quarter, the company did not issue any stock under its at-the-market equity program. The company may sell up to $250 million of its common stock through the program on file. No shares have been issued to date under this program.

Common and Preferred Dividends Declared

On October 28, 2010, the BRE board of directors approved regular common and preferred stock dividends for the quarter ending December 31, 2010. All common and preferred dividends will be payable on Friday, December 31, 2010 to shareholders of record on Wednesday, December 15, 2010. The quarterly common dividend payment of $0.375 is equivalent to $1.50 per share on an annualized basis, and represents a yield of approximately 3.5% on Monday’s closing price of $43.09 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company’s founding in 1970.

The company’s 6.75% Series C preferred dividend is $0.421875 per share; the 6.75% Series D preferred dividend is $0.421875 per share.

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2010 Earnings Outlook

The company has adjusted its FFO guidance for the full year 2010 to a range of $1.54 to $1.57 per share, ($1.91 to $1.94 excluding the $0.37 loss on retirement of debt) from the previous range of $1.84 to $1.92. The revised guidance range reflects updates to the following items:

Same-Store Operations

•	Same-store 2010 revenues are now expected to decline over 2009 same-store revenue levels in a range of 1.85% to 2.15%, from a previously guided decline ranging from 2.25% to 3.00%.

•	Same-store expense for 2010 is estimated to increase over 2009 same-store expense levels in a range of 1.5% to 2.00%, from a previously guided decline ranging from 1.0% to 2.0%.

•	Same-store NOI for 2010 is estimated to decline over 2009 same-store NOI levels in a range of 3.5% to 4.00%, from a previously guided decline ranging from 4.0% to 5.0%.

NOI from new investments

•	Annual NOI from properties acquired during 2010 is expected to total $6.5 to $7.0 million.

•	Annual NOI from properties in lease-up is expected to total $13.0 to $13.5 million (previous range was $12.5 to 13.0 million).

Interest Expense

•	Annual interest expense is now expected to total $85.2 million to $85.6 million (previous range was $83.7 million to $84.2).

Investment / Capital Markets Activity

•

While the company is pursuing additional acquisitions, the guidance does not give effect to any specific investments nor to any debt or equity that might be issued in connection with such investment activity.

•	Guidance does not assume any fourth quarter asset sales.

Additional details regarding the updated guidance will be provided on the third quarter 2010 analyst conference call.

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The company expects to issue earnings guidance for 2011 with its fourth quarter 2010 earnings release in February 2011.

Q3 2010 Analyst Conference Call

The company will hold a conference call on Wednesday, November 3, at 11:00 a.m. Eastern (8:00 a.m. Pacific) to review these results. The dial-in number to participate in the United States and Canada is (888) 290-1473; the international number is (706) 679-8398. Enter Conf. ID# 94460394. A telephone replay of the call will be available for 31 days at (800) 642-1687 or (706) 645-9291 international, using the same ID#94460394. A link to the live webcast of the call will be posted on www.breproperties.com, in Investors, on the Corporate Profile page. A webcast replay will be available for one month following the call.

Q4 2010 Earnings Dates

The company will report fourth quarter 2010 earnings after close of market on Monday, February 7, 2011, followed by a conference call on Tuesday, February 8, 2011 at 11:00 a.m. Eastern (8:00 a.m. Pacific).

About BRE Properties

BRE Properties, based in San Francisco, Calif., owns and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 76 apartment communities totaling 21,622 units in California, Arizona and Washington. The company invests in communities through acquisition and development, and currently has five properties in various stages of development and construction, totaling 1,576 units, and joint-venture interests in 13 additional apartment communities, totaling 4,080 units. BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information on BRE Properties, please visit our website at www.breproperties.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the company’s capital resources, portfolio performance and results of operations, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The company assumes no obligation to update this information. For more details, refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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BRE Properties, Inc.

Consolidated Balance Sheets

Third Quarter 2010

(Unaudited, dollar amounts in thousands except per share data)

	September 30, 2010	September 30, 2009
ASSETS

Real estate portfolio:
Direct investments in real estate:
Investments in rental properties	$3,472,686	$3,113,149
Construction in progress	—	144,895
Less: accumulated depreciation	(622,970)	(561,900)

	2,849,716	2,696,144

Equity in real estate joint ventures:
Investments	60,984	62,336

Land under development	188,182	131,936

Total real estate portfolio	3,098,882	2,890,416

Cash	105,809	7,029
Other assets	53,278	73,889

TOTAL ASSETS	$3,257,969	$2,971,334

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Unsecured senior notes	$1,086,439	$857,171
Unsecured line of credit	—	248,000
Mortgage loans payable	811,355	752,778
Accounts payable and accrued expenses	50,008	54,226

Total liabilities	1,947,802	1,912,175

Redeemable noncontrolling interests	34,606	32,567

Shareholders’ equity:

Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 7,000,000 shares with $25 liquidation preference issued and outstanding at September 30, 2010 and September 30, 2009, respectively.	70	70

Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 64,088,217 and 54,337,680 at September 30, 2010 and September 30, 2009, respectively.	641	543

Additional paid-in capital	1,274,850	1,025,979

Total shareholders’ equity	1,275,561	1,026,592

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$3,257,969	$2,971,334

BRE Properties, Inc.

Consolidated Statements of Income

Quarters Ended September 30, 2010 and 2009

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 9/30/10	Quarter ended 9/30/09	Nine months ended 9/30/10	Nine months ended 9/30/09
REVENUES

Rental income	$84,572	$79,547	$245,504	$238,130
Ancillary income	3,460	3,135	9,762	9,524

Total revenues	88,032	82,682	255,266	247,654

EXPENSES

Real estate	$28,626	$26,625	$83,500	$77,782
Provision for depreciation	23,381	21,306	68,076	62,258
Interest	21,639	20,998	63,465	61,441
General and administrative	5,015	4,104	15,454	12,648
Other expenses (1)	2,391	—	5,087	—

Total expenses	81,052	73,033	235,582	214,129

Other income	741	760	2,254	2,583

Net (loss)/gain from extinguishment of debt	—	382	(558)	2,340

Income before noncontrolling interests, partnership income and discontinued operations	7,721	10,791	21,380	38,448

Partnership income	520	561	1,593	1,798

Income from continuing operations	8,241	11,352	22,973	40,246

Discontinued operations:
Discontinued operations, net (2)	1,479	1,301	3,542	6,331
Net gain on sales of discontinued operations	13,203	7,285	24,885	21,574

Income from discontinued operations	14,682	8,586	28,427	27,905

NET INCOME	$22,923	$19,938	51,400	$68,151

Redeemable noncontrolling interest in income	365	401	1,111	1,491

Dividends attributable to preferred stock	2,953	2,953	8,859	8,859

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$19,605	$16,584	$41,430	$57,801

Net income per common share - basic	$0.30	$0.31	$0.68	$1.10

Net income per common share - assuming dilution	$0.30	$0.31	$0.68	$1.10

Weighted average shares outstanding - basic	64,050	53,575	60,510	52,205

Weighted average shares outstanding - assuming dilution	64,210	53,576	60,670	52,206

(1)

For the three months ended September 30, 2010, $2,390,000 of acquisition costs were reported in other expenses. During the nine months ended September 30, 2010, other expenses include a $1,300,000 one-time charge associated with resignation of our COO and $3,787,000 related to acquisition costs.

(2)	For 2009 and 2010, includes three operating properties sold during the nine months ending September 30, 2010. The 2009 totals also include results from two properties sold in 2009.

	Quarter ended 9/30/10	Quarter ended 9/30/09	Nine months ended 9/30/10	Nine months ended 9/30/09
Rental and ancillary income	$2,566	$3,888	$9,105	$15,711
Real estate expenses	(1,087)	(1,481)	(3,594)	(5,949)
Provision for depreciation	—	(1,106)	(1,969)	(3,431)

Income from discontinued operations, net	$1,479	$1,301	$3,542	$6,331

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 9/30/2010	Quarter Ended 9/30/2009	Nine Months Ended 9/30/2010	Nine Months Ended 9/30/2009
Net income available to common shareholders	$19,605	$16,584	$41,430	$57,801
Depreciation from continuing operations	23,381	21,306	68,076	62,258
Depreciation from discontinued operations	—	1,106	1,969	3,431
Redeemable noncontrolling interest in income	365	401	1,111	1,491
Depreciation from unconsolidated entities	524	465	1,489	1,369
Net gain on investments	(13,203)	(7,285)	(24,885)	(21,574)
Less: Redeemable noncontrolling interest in income not convertible into common shares	(105)	(106)	(315)	(318)

Funds from operations	$30,567	$32,471	$88,875	$104,458

Allocation to participating securities - diluted FFO (1)	$(161)	$(268)	$(493)	$(875)

Allocation to participating securities - diluted EPS (1)	$(92)	$(127)	$(168)	$(450)

Diluted shares outstanding - EPS	64,210	53,576	60,670	52,206
Net income per common share - diluted	$0.30	$0.31	$0.68	$1.10

Diluted shares outstanding - FFO	64,850	54,356	61,370	52,986

FFO per common share - diluted	$0.47	$0.59	$1.44	$1.95

(1)	Adjustment to the numerators for diluted FFO per common share and diluted net income per common share calculations when applying the two class method for calculating EPS.

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter Ended 9/30/2010	Quarter Ended 9/30/2009	Nine Months Ended 9/30/2010	Nine Months Ended 9/30/2009
Net income available to common shareholders	$19,605	$16,584	$41,430	$57,801
Interest, including discontinued operations	21,639	20,998	63,465	61,441
Depreciation, including discontinued operations	23,381	22,412	70,045	65,689

EBITDA	64,625	59,994	174,940	184,931
Redeemable noncontrolling interest in income	365	401	1,111	1,491
Net gain on sales	(13,203)	(7,285)	(24,885)	(21,574)
Dividends on preferred stock	2,953	2,953	8,859	8,859
Other expenses	2,391	—	5,087	—
Net (gain)/loss on extinguishment of debt	—	(382)	558	(2,340)

Adjusted EBITDA	$57,131	$55,681	$165,670	$171,367

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead from acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter Ended 9/30/2010	Quarter Ended 9/30/2009	Nine Months Ended 9/30/2010	Nine Months Ended 9/30/2009
Net income available to common shareholders	$19,605	$16,584	$41,430	$57,801
Interest, including discontinued operations	21,639	20,998	63,465	61,441
Depreciation, including discontinued operations	23,381	22,412	70,045	65,689
Redeemable noncontrolling interest in income	365	401	1,111	1,491
Net gain on sales	(13,203)	(7,285)	(24,885)	(21,574)
Dividends on preferred stock	2,953	2,953	8,859	8,859
General and administrative expense	5,015	4,104	15,454	12,648
Other expenses	2,391	—	5,087	—
Net (gain)/loss on extinguishment of debt	—	(382)	558	(2,340)

NOI	$62,146	$59,785	$181,124	$184,015

Less Non Same-Store NOI	8,737	5,385	22,154	16,899

Same-Store NOI	$53,409	$54,400	$158,970	$167,116